Exhibit 99.1

Press Release

Two North Broadway

Lebanon, Ohio 45036

Company Contact: Eric J. Meilstrup Chief Executive Officer LCNB National Bank (513) 932-1414 shareholderrelations@lcnb.com	Investor and Media Contact: Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

LCNB CORP. REPORTS FINANCIAL RESULTS FOR

THE THREE AND SIX MONTHS ENDED JUNE 30, 2026

Second quarter 2026, net interest margin increased 52 basis points year-over-year to 3.99%, driving record quarterly net interest income of $19.8 million, a 12.8% year-over-year increase

Record second quarter 2026 net income of $7.5 million; quarterly earnings per share rose 29% year-over-year to $0.53; Return on Average Assets improved to 1.34%

Tangible book value per share increased 10.4% year-over-year to $12.90 per share at June 30, 2026

LCNB Wealth Management assets increased 15.3% year-over-year to a record $1.7 billion at June 30, 2026, producing fiduciary income of $2.7 million for the 2026 second quarter

LEBANON, Ohio--LCNB Corp. ("LCNB") (NASDAQ: LCNB) today announced financial results for the three and six months ended June 30, 2026.

Commenting on the financial results, LCNB Chief Executive Officer, Eric Meilstrup said, “I am pleased to report that LCNB achieved record second quarter financial results across key performance measures, including net interest income, net income, and earnings per diluted share.  In addition, we ended the quarter with continued net interest margin expansion, disciplined expense management, solid year-over-year growth at LCNB Wealth Management, and an ROAA of 1.34%.  These results reflect the strength of our team, the positive contribution of our recent acquisitions, and the value LCNB continues to provide to the customers, communities, and shareholders we serve.”

Mr. Meilstrup continued, “As expected, we earned back the tangible book value dilution from the November 2023 Cincinnati Federal acquisition during the first half of 2026. This milestone reflects the strong earnings performance generated since the acquisition, which contributed to a 10.4% year-over-year increase in tangible book value. At the same time, we continue to invest in our platform to support growth, enhance our operations and services, and improve efficiency. During the second quarter, we expanded our banking team in the Columbus market and added talent to our wealth management team in the Cincinnati market, further strengthening our ability to serve customers and support future growth opportunities. These additions demonstrate our commitment to expanding LCNB's presence in attractive markets while continuing to deliver high-quality service and trusted financial advice."

“We remain focused on the fundamentals that create long-term shareholder value including profitable growth, disciplined risk management, strong asset quality, and deeper customer relationships. During the quarter, we originated approximately $123 million in new loans, while asset quality remained at historically strong levels. LCNB Wealth Management also continues to be an important component of our multi-year growth strategy and helps differentiate LCNB from many community banks in our markets. Looking ahead to the second half of 2026, we remain committed to the core principles that sustain long-term shareholder value. We are executing well, building momentum across our platform, and believe 2026 is shaping up to be a strong year of profitable growth and value creation,” concluded Mr. Meilstrup.

Income Statement

Net income for the 2026 second quarter was $7.5 million, compared to $5.9 million for the same period in 2025. Earnings per basic and diluted share for the 2026 second quarter were $0.53, compared to $0.41 for the same period in 2025. Net income for the six-month period ended June 30, 2026 was $11.9 million, compared to $10.5 million for the same period last year. Earnings per basic and diluted share for the six-month period ended June 30, 2026 were $0.84, compared to $0.74 for the same period last year.

Net interest income for the three months ended June 30, 2026, was a record $19.8 million, compared to $17.5 million for the same period in 2025. Net interest income for the six-month period ended June 30, 2026 was $38.6 million, as compared to $33.8 million in the same period last year. The year-over-year growth in net interest income was primarily due to an increase in the average yield on earnings assets, a reduction in interest-bearing liabilities, and a decrease in the average rate paid on interest-bearing liabilities. For the 2026 second quarter, LCNB’s tax equivalent net interest margin was 3.99%, compared to 3.47% for the same period in 2025. The net interest margin for the six-month period ended June 30, 2026 was 3.91%, as compared to 3.36% in the same period last year.

Non-interest income for the three months ended June 30, 2026, was $5.4 million, compared to $5.2 million for the same period in 2025. The increase in non-interest income for the three-month period was primarily due to higher fiduciary income, partially offset by lower gains on sales of loans. For the six months ended June 30, 2026, non-interest income decreased 4.0% to $10.0 million, compared to $10.5 million for the same period last year. The decrease in non-interest income for the six-month period was primarily due to lower gains on the sale of mortgage loans, reflecting the Bank's strategy of retaining a greater portion of originated residential mortgages to support loan growth.

Non-interest expense for the three months ended June 30, 2026, was $15.7 million, compared to $15.6 million for the same period in 2025.  The $0.1 million increase was primarily due to higher salaries and employee benefits, computer maintenance and supplies, and contracted services expenses, partially offset by lower intangible asset amortization, reduced merger-related expenses, and lower net FDIC insurance premiums. For the six months ended June 30, 2026, non-interest expense was $0.2 million higher than the comparable period in 2025, partially due to increases in salaries and employee benefits and contracted services expense, which were partially offset by lower intangible asset amortization, reduced FDIC insurance premiums, and lower merger-related expenses.

Capital Allocation

For the three months ended June 30, 2026, LCNB paid $0.22 per share in dividends. Year-to-date, LCNB has paid $0.44 per share in dividends.

Balance Sheet

Total assets at June 30, 2026, decreased 3.6%, to $2.22 billion, from $2.31 billion at June 30, 2025. Net loans at June 30, 2026 were $1.69 billion, a decrease of 0.9%, or $14.9 million, from June 30, 2025. During the quarter ended June 30, 2026, the Company originated $73.1 million in commercial and commercial real estate loans and $40.1 million in residential mortgage loans. During the same quarter, the Company sold approximately $20.2 million of residential mortgage loans into the secondary market, generating gains of $420 thousand that were recognized in second quarter non-interest income, compared to $88.8 million in total loans originated and $30.0 million of loans sold into the secondary market for the same period last year, which generated $615 thousand of gains and benefited second quarter 2025 non-interest income.

Loans held for sale totaled $3.5 million at June 30, 2026, compared to $6.0 million at June 30, 2025, and were primarily composed of loans scheduled to be sold to secondary market investors.

Total deposits at June 30, 2026 decreased 5.2%, to $1.82 billion, compared to $1.92 billion at June 30, 2025.  The net change includes the decline in interest-bearing balances which reflects the strategic runoff of higher-cost certificates of deposit and IRA balances as part of the Company's funding optimization strategy, partially offset by a modest growth in noninterest‑bearing demand deposit accounts.

At June 30, 2026, shareholders' equity was $280.6 million, compared to $263.5 million at June 30, 2025. On a per-share basis, shareholders' equity at June 30, 2026 was $19.69, compared to $18.59 at June 30, 2025.

At June 30, 2026, tangible shareholders' equity was $183.8 million, compared to $165.8 million at June 30, 2025. The 10.9% year-over-year increase in tangible shareholders' equity was primarily from higher retained earnings and an improvement in the unrealized losses on the available-for-sale investment portfolio. On a per-share basis, tangible shareholders' equity was $12.90 at June 30, 2026, compared to $11.69 at June 30, 2025.

Assets Under Management

Total assets managed at June 30, 2026, were $4.25 billion, compared to $4.18 billion at June 30, 2025. The year-over-year increase in total assets managed was due to an increase in the fair value of trust and investments and investment services partially offset by lower LCNB total assets, mortgage loans serviced and cash management. Trust and investments and brokerage accounts increased due to a higher number of new LCNB Wealth Management customer accounts and an increase in the fair value of managed assets.

Asset Quality

For the 2026 second quarter, LCNB recorded a provision for credit losses of $276 thousand, compared to a provision for credit losses of $18 thousand for the 2025 second quarter. For the six months ended June 30, 2026, LCNB recorded a total provision for credit losses of $2.6 million, compared to a total provision for credit losses of $215 thousand for the six months ended June 30, 2025.

Net recoveries for the 2026 second quarter were $1 thousand, or 0.00% of average loans, compared to net charge-offs of $79 thousand, or 0.02% of average loans, annualized, for the same period in 2025. For the 2026 six-month period, net charge-offs were $2.7 million, or 0.32% of average loans, annualized, compared to net charge-offs of $118 thousand, or 0.01% of average loans, for the 2025 six-month period. The net increase in charge‑offs during the 2026 six-month period primarily reflected the resolution of two unrelated credits within the logistics sector, an industry that has experienced elevated stress in recent periods across the broader economy.

Total nonperforming loans, which include nonaccrual loans and loans past due 90 days or more and still accruing interest, were $5.8 million, or 0.34% of total loans, at June 30, 2026, compared to $4.8 million, or 0.28% of total loans, at June 30, 2025. The year-over-year increase in nonperforming loans was primarily attributable to the addition of three commercial loans that were placed on nonaccrual status since the beginning of 2026. The nonperforming assets to total assets ratio was 0.26% at June 30, 2026, compared to 0.21% at June 30, 2025.

About LCNB Corp.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. Through its subsidiary, LCNB National Bank (the “Bank”), it serves customers and communities in Southwest and South-Central Ohio. A financial institution with a long tradition for building strong relationships with customers and communities, the Bank offers convenient banking locations in Butler, Clermont, Clinton, Fayette, Franklin, Hamilton, Montgomery, Preble, Ross, and Warren Counties, Ohio. The Bank continually strives to exceed customer expectations and provides an array of services for all personal and business banking needs including checking, savings, online banking, personal lending, business lending, agricultural lending, business support, deposit and treasury, investment services, trust and IRAs and stock purchases. LCNB Corp. common shares are traded on the NASDAQ Capital Market Exchange® under the symbol “LCNB.”

Learn more about LCNB Corp. at www.lcnb.com

Forward-Looking Statements

Certain statements made in this news release regarding LCNB’s financial condition, results of operations, plans, objectives, future performance and business, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are identified by the fact they are not historical facts and include words such as “anticipate”, “could”, “may”, “feel”, “expect”, “believe”, “plan”, and similar expressions.  Please refer to LCNB’s Annual Report on Form 10-K for the year ended December 31, 2025, as well as its other filings with the SEC, for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of LCNB’s business and operations.  Additionally, LCNB’s financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially.  These factors include, but are not limited to:

1.	the success, impact, and timing of the implementation of LCNB’s business strategies;
2.	LCNB’s ability to integrate future acquisitions may be unsuccessful or may be more difficult, time-consuming, or costly than expected;
3.	LCNB may incur increased loan charge-offs in the future and the allowance for credit losses may be inadequate;
4.	LCNB may face competitive loss of customers to both bank and nonbank financial institutions;
5.

changes in the interest rate environment, either by interest rate increases or decreases, may have results on LCNB’s operations materially different from those anticipated by LCNB’s market risk management functions;

6.	changes in general economic conditions, increased competition could adversely affect LCNB’s operating results;
7.

changes in or instability regarding regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact LCNB’s operating results;

8.	LCNB may experience difficulties growing loan and deposit balances;
9.	United States trade relations with foreign countries could negatively impact the financial condition of LCNB's customers, which could adversely affect LCNB's operating results and financial condition;
10.

global and/or geopolitical relations and/or conflicts could create financial market uncertainty and have negative impacts on commodities, currency, and stability, which could adversely affect LCNB's operating results and financial condition;

11.

difficulties with technology or data security breaches, including cyberattacks or widespread outages, could negatively affect LCNB's ability to conduct business and its relationships with customers, vendors, and others;

12.

adverse weather events and natural disasters and global and/or national epidemics could negatively affect LCNB’s customers given its concentrated geographic scope, which could impact LCNB’s operating results; and

13.

government intervention in the U.S. financial system, including the effects of legislative, tax, accounting, and regulatory actions and reforms, including, the Jumpstart Our Business Startups Act, the Consumer Financial Protection Bureau, the capital ratios of Basel III as adopted by the federal banking authorities, changes in deposit insurance premium levels, and any such future regulatory actions or reforms.

Forward-looking statements made herein reflect management's expectations as of the date such statements are made.  Such information is provided to assist shareholders and potential investors in understanding current and anticipated financial operations of LCNB and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  LCNB undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.